Exhibit 3.1

AMENDMENT TO THE BYLAWS

OF

CENTURY COMMUNITIES, INC.

1.	The bylaws of Century Communities, Inc. (the “corporation”) currently in effect are hereby amended to add a new Article VIII thereto to read in its entirety as follows:

“ARTICLE VIII

EXCLUSIVE FORUM FOR CERTAIN ACTIONS

Unless the corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of or for breach of a fiduciary duty owed by any director or officer or other employee of the corporation to the corporation or to the corporation’s stockholders, (iii) any action asserting a claim against the corporation or against any director or officer or other employee of the corporation arising pursuant to any provision of the General Corporation Law of the State of Delaware, the certificate of incorporation, as amended, of the corporation, or these bylaws (as they may be amended from time to time), or (iv) any action asserting a claim against the corporation or against any director or officer or other employee of the corporation governed by the internal affairs doctrine, shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction in respect of any of the actions enumerated in clauses (i), (ii), (iii) and (iv) of this Article VIII, the U.S. federal district court for the District of Delaware).”

2.	This amendment to the bylaws of the corporation is hereby duly adopted and made effective on the date hereof pursuant to authority conferred under Section 115 of the General Corporation Law of the State of Delaware and in accordance with each of the certificate of incorporation, as amended, of the corporation, and Section 7.6 of the bylaws of the corporation.

[Signature page follows]

IN WITNESS WHEREOF, this Amendment to the Bylaws of Century Communities, Inc. has been duly approved and adopted by the board of directors of Century Communities, Inc. on this 10th day of April, 2017.

By:	/s/ David L. Messenger
	Name:	David L. Messenger
	Title:	Secretary